Exhibit 99.10

Filing - Filing Date:	Schedule 13D/A-4 – August 9, 2013
Reporting Persons:	Alex Meruelo Living Trust, Meruelo Investment Partners LLC, and Alex Meruelo
Issuer - Securities:	Digital Generation, Inc. - Common Stock

PRESS RELEASE

FOR IMMEDIATE RELEASE

ALEX MERUELO FILES A LAWSUIT AGAINST DIGITAL GENERATION, INC.

Lawsuit contends that the DG directors classified the Company’s board of directors in violation of Delaware law

LOS ANGELES, August 9, 2013 (PNR NEWSWIRE) -- Alex Meruelo and Meruelo Investment Partners LLC today issued the following statement regarding Digital Generation, Inc. (Nasdaq: DGIT) (“DG,” “Company”):

Alex Meruelo, Meruelo Investment Partners LLC together with related entities (“Meruelo”) are the largest stockholders of DG with beneficial ownership exceeding 14%.  Meruelo recently learned that while the Company has been operating under a classified board structure for several years, the classified board was implemented by the Company’s board of directors (“Board”) in violation of the Delaware General Corporation Law.

Today, Meruelo filed a complaint in the Delaware Court of Chancery against the Company for implementing a classified board pursuant to a Board-adopted bylaw amendment, which Delaware law does not authorize.  The lawsuit seeks to obtain a declaration that (i) the classified board structure as implemented by the Board several years ago and as changed in the recent bylaw amendment announced by the Company on July 11, 2013 is invalid, (ii) all eight directors must stand for election at the 2013 annual meeting of stockholders, and (iii) establishes the correct period during which advance notice must be given of a stockholder’s intent to nominate candidates for director.

Meruelo strongly urges the Board to take full responsibility for its past mistakes by immediately acknowledging that the Board is not classified and that all eight directors must stand for election at the 2013 annual meeting of stockholders.

The complaint relating to the lawsuit is filed as Exhibit 99.9 to the Schedule 13D amendment filed by Meruelo on August 9, 2013.

About the Meruelo Parties

Meruelo Investment Partners LLC acts as an investment adviser or manager to other persons and accounts and may be deemed to beneficially own securities owned or held by or for the account or benefit of such persons and accounts. The principal business of Meruelo Investment Partners is serving as an investment adviser or manager to other persons and accounts.

Alex Meruelo is the Chief Executive Officer of Meruelo Investment Partners and may be deemed to control, and beneficially own securities owned or held by, Meruelo Investment Partners. The present principal occupation of Mr. Meruelo is serving as the principal of the Meruelo Group, which includes affiliated companies with significant interests in real estate management and development, utility construction, hospitality and gaming, food services (manufacturing, distribution and restaurant operations), banking and other financial services, and television broadcast media.

About the Proxy Solicitation

Meruelo intends to file a proxy statement and accompanying proxy card and other soliciting materials with the Securities and Exchange Commission (“SEC”) and use the materials to solicit proxies from stockholders of the Company in connection with the 2013 annual meeting of stockholders of the Company (including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof) (the “2013 Annual Meeting”).   STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF STOCKHOLDERS OF THE  COMPANY FOR USE AT THE 2013 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION.

The identity of the participants in the solicitation and a description of their direct or indirect interests by security holdings or otherwise may be found in Exhibit 2 to the Schedule 14A filed by Meruelo with the SEC on August 9, 2013. When completed and available, Meruelo’s definitive proxy statement and a form of proxy will be mailed to stockholders of the Company. These materials and other materials filed by Meruelo in connection with the solicitation of proxies will be available at no charge at the SEC’s website at www.sec.gov. The definitive proxy statement (when available) and other relevant documents filed by Meruelo with SEC will also be available, without charge, by directing a request by telephone to D.F. King & Co., Inc. at (212) 269-5550 or toll free at (888) 644-5854.

Exhibit 99.10

Filing - Filing Date:	Schedule 13D/A-4 – August 9, 2013
Reporting Persons:	Alex Meruelo Living Trust, Meruelo Investment Partners LLC, and Alex Meruelo
Issuer - Securities:	Digital Generation, Inc. - Common Stock

Forward-Looking Statements

This press release contains forward-looking statements that are subject to factors that could cause actual results to differ materially from expected results, including assumptions that may not be correct or accurate due to risks related to the Company and other parties, circumstances, and conditions we cannot control or predict, the inherent uncertainty of future events, and other factors that may cause us to change our plans.

For Media Contact:

Xavier A. Gutierrez

Meruelo Investment Partners LLC

President and Chief Investment Officer

(562) 745-2339

For Investors Contact:

Richard Grubaugh

D.F. King & Co., Inc.

Senior Vice President

(212) 493-6950

Exhibit 99.10